Exhibit 99.1

Ultralife Corporation Reports Third Quarter Results

NEWARK, N.Y. – October 27, 2022 -- Ultralife Corporation (NASDAQ: ULBI) reported an operating loss of $0.6 million and adjusted EBITDA of $1.3 million on revenue of $33.2 million for the third quarter ended September 30, 2022. For the third quarter of 2021, the Company reported an operating loss of $0.8 million and adjusted EBITDA of $0.3 million on revenue of $21.8 million.

“For the third quarter, government/defense revenue doubled year-over-year reflecting higher demand from our customers in Battery & Energy Products and shipments of larger awards in Communications Systems. This increase in government/defense revenue along with the addition of Excell, resulted in a 53% increase in total Company revenue. While we benefited from the operating expense leverage of the sharp revenue gain, the combination of production inefficiencies associated with supply chain disruptions and input cost inflation severely pressured gross margins and profitability for the quarter,” said Michael D. Popielec, President and Chief Executive Officer. “We continue to work on offsetting inflation and manufacturing workflow challenges with price realization and productivity gains to restore profitable growth. With a backlog now over $100 million, we are positioned well for near-term revenue increases and remain committed to advancing several transformational projects and new product opportunities to drive long-term revenue growth.”

Third Quarter 2022 Financial Results

Revenue was $33.2 million, an increase of $11.5 million, or 52.7%, compared to $21.8 million for the third quarter of 2021. Overall, government/defense sales increased 99.8% and commercial sales increased 38.0% from the 2021 period. Battery & Energy Products revenue increased 42.9% to $28.6 million, compared to $20.0 million last year, reflecting $6.9 million of Excell sales coupled with organic increases of 66.4% in government/defense sales, 7.4% in oil & gas market sales and 2.4% in industrial market sales, partially offset by a 12.1% decrease in medical sales. Net organic sales for this segment increased 8.5%. Communications Systems sales increased 165.3% to $4.7 million compared to $1.8 million for the same period last year, despite lingering supply chain disruptions resulting in delays in our shipments to future periods. Our total backlog exiting the third quarter grew to $106.2 million, which represents an increase of $27.0 million or 34.1% over the comparable backlog exiting the prior quarter and an increase of $64.2 million or 153.3% over that exiting the third quarter of 2021.

Gross profit was $6.7 million, or 20.2% of revenue, compared to $5.1 million, or 23.5% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 18.7% compared to 24.0% last year, primarily due to supply chain disruptions including component cost inflation, prolonged lead times and logistics delays, and the incremental costs of transitioning new products to high volume production. Communications Systems gross margin was 29.5% compared to 18.0% last year, primarily due to higher factory volume and more favorable sales mix.

Operating expenses were $7.3 million compared to $5.9 million last year, an increase of 24.0%, reflecting $1.1 million for Excell. Operating expense ratio to revenue was 22.0%, a 510 basis-point improvement as compared to 27.1% of revenue for the year-earlier period.

Operating loss was $0.6 million compared to $0.8 million last year.

Net loss was $0.2 million or $0.01 per diluted share on a GAAP basis compared to a net loss of $0.6 million or $0.04 per diluted share for the third quarter of 2021.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, was $1.3 million or 3.8% of sales for the third quarter of 2022, compared to $0.3 million or 1.3% of sales for the year-earlier period.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of Adjusted EPS to EPS and adjusted EBITDA to net (loss) income attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its third quarter earnings conference call today at 8:30 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include the impact of COVID-19 and related supply chain disruptions, potential reductions in revenues from key customers, acceptance of our new products on a global basis and uncertain global economic conditions. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash	$5,051	$8,413
Trade Accounts Receivable, Net	26,876	20,232
Inventories, Net	40,769	33,189
Prepaid Expenses and Other Current Assets	6,241	4,690
Total Current Assets	78,937	66,524

Property, Plant and Equipment, Net	21,898	23,205
Goodwill	37,066	38,068
Other Intangible Assets, Net	16,095	17,390
Deferred Income Taxes, Net	11,963	11,472
Other Non-Current Assets	1,981	2,879
Total Assets	$167,940	$159,538

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$15,827	$9,823
Current Portion of Long-Term Debt	2,000	2,000
Accrued Compensation and Related Benefits	2,000	1,842
Accrued Expenses and Other Current Liabilities	8,254	5,259
Total Current Liabilities	28,081	18,924
Long-Term Debt, Net	20,874	18,857
Deferred Income Taxes	1,996	2,254
Other Non-Current Liabilities	1,673	1,760
Total Liabilities	52,624	41,795

Shareholders' Equity:
Common Stock	2,057	2,052
Capital in Excess of Par Value	187,181	186,518
Accumulated Deficit	(47,727)	(47,832)
Accumulated Other Comprehensive Loss	(4,842)	(1,653)
Treasury Stock	(21,480)	(21,469)
Total Ultralife Equity	115,189	117,616
Non-Controlling Interest	127	127
Total Shareholders’ Equity	115,316	117,743

Total Liabilities and Shareholders' Equity	$167,940	$159,538

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF (LOSS) INCOME

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021
Revenues:
Battery & Energy Products	$28,583	$20,008	$87,873	$64,994
Communications Systems	4,651	1,753	7,860	9,510
Total Revenues	33,234	21,761	95,733	74,504

Cost of Products Sold:
Battery & Energy Products	23,238	15,216	68,656	48,750
Communications Systems	3,281	1,437	5,758	6,401
Total Cost of Products Sold	26,519	16,653	74,414	55,151

Gross Profit	6,715	5,108	21,319	19,353

Operating Expenses:
Research and Development	1,896	1,723	5,425	5,223
Selling, General and Administrative	5,405	4,164	15,982	12,866
Total Operating Expenses	7,301	5,887	21,407	18,089

Operating (Loss) Income	(586)	(779)	(88)	1,264

Other (Income) Expense	(254)	(1)	(22)	76
(Loss) Income Before Income Taxes	(332)	(778)	(66)	1,188

Income Tax (Benefit) Provision	(90)	(175)	(171)	290

Net (Loss) Income	(242)	(603)	105	898

Net (Loss) Income Attributable to Non-Controlling Interest	(3)	(18)	-	1

Net (Loss) Income Attributable to Ultralife Corporation	$(239)	$(585)	$105	$897

Net (Loss) Income Per Share Attributable to Ultralife Common Shareholders – Basic	$(.01)	$(.04)	$.01	$.06

Net (Loss) Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$(.01)	$(.04)	$.01	$.06

Weighted Average Shares Outstanding – Basic	16,133	16,065	16,122	16,020

Weighted Average Shares Outstanding – Diluted	16,133	16,065	16,144	16,200

Non-GAAP Financial Measures:

Adjusted EBITDA

In evaluating our business, we consider and use adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to GAAP financial measures. We define adjusted EBITDA as net income (loss) attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile adjusted EBITDA to net income (loss) attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CALCULATION OF ADJUSTED EBITDA

(Dollars in Thousands)

(Unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Net (Loss) Income Attributable to Ultralife Corporation	$(239)	$(585)	$105	$897
Adjustments:
Interest and Financing Expense	272	53	583	164
Income Tax (Benefit) Provision	(90)	(175)	(171)	290
Depreciation Expense	815	700	2,450	2,160
Amortization Expense	318	148	969	458
Stock-Based Compensation Expense	179	142	552	512
Non-Cash Purchase Accounting Adjustment	-	-	55	-
Adjusted EBITDA	$1,255	$283	$4,543	$4,481

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777

jburfening@lhai.com